Exhibit 99.1

Altitude International Names Streetball Superstar Adrian Walton Director of Community Outreach

PR Newswire

PORT ST. LUCIE, Fla., March 15, 2021

PORT ST. LUCIE, Fla., March 15, 2021 /PRNewswire/ — Altitude International Holdings, Inc. (OTCQB: “ALTD”) announced streetball superstar Adrian Walton has been named its Director of Community Outreach. Walton has begun working with ALTD President and Chief Communications Officer Greg Anthony to establish charitable sponsorships for inner city youth to attend the new Altitude Basketball Academy, scheduled to be launched in the second quarter of 2021. Walton is also exploring other difference-making charitable programs for Company involvement.

Adrian Walton (aka Whole Lotta Game, aka A Butta, aka Hollywood A), is best known as one of the greatest streetball players of all time, winning 5 championships out of 6 championship game appearances at Harlem’s famed Rucker Park EBC Tournament. He is currently hosting the highly acclaimed “Streets First” podcast and has a guest list for the coming year that features DJ Khaled, Carmelo Anthony, Teresa Weatherspoon, Montel Williams, and Stephon Marbury. Walton is set to do an in-depth interview Wednesday morning on iheart Radio’s newly named A-L-T-Defo Show with Jeff DeForrest discussing a whole host of new ALTD initiatives and his leading role in delivering help and hope to the next generation of underprivileged student/athletes.

“We believe Adrian is a perfect fit for this position and for our Company as a whole,” said ALTD CEO Greg Breunich (or Greg Anthony). “I could not ask for a higher level of positive energy and commitment, as well as an abundance of tight connections throughout sports and entertainment. There are so many ways he can contribute to our Company and heading up our community involvement efforts is a powerful place to start, but is only just scratching the surface.”

Adrian Walton concluded, “I feel truly blessed to be given this kind of opportunity with a company of this magnitude. There is so much excitement and such an incredible buzz surrounding ALTD and I intend to take our message all across the country, bringing light to the people who need it the most. I will do everything I can to help ALTD help some of the great charities out there that touch so many of our lives. Much appreciation to Gregs A and B, Bob, Lesley, and the entire ALTD team and may we all work together to take Altitude to untold new heights.”

ABOUT ALTITUDE INTERNATIONAL HOLDINGS

ALTD provides custom-built simulated altitude chambers and position-specific protocols to its clients, which include an NFL franchise, Tulane University, and Woodway, a leading high- performance treadmill manufacturer. ALTD’s team of acclaimed sports scientists represent some of the world’s most accomplished in the formulation and execution of cutting-edge training techniques. ALTD chambers have contributed to documented performance improvements for its clients, including the shattering of a world cycling record at Woodway. ALTD recently signed an LOI to acquire Breunich Holdings, Inc. Greg Breunich currently serves as CEO for both Breunich Holdings and ALTD. For more information about ALTD, visit altdint.com.

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether from new information, future events or otherwise.